Exhibit 5.1

Suite 900, 607 14th Street, NW Washington, DC 20005-2018 t 202 508 5800 f 202 508 5858

June 19, 2013	direct dial 202 508 5852 direct fax 202 204 5614 eolifer@kilpatricktownsend.com

Board of Directors

Community Financial Shares, Inc.

357 Roosevelt Road

Glen Ellyn, Illinois 60137

Ladies and Gentlemen:

Reference is made to Post-Effective Amendment No. 2 to the Registration Statement on Form S-1 (the “Registration Statement”) filed by Community Financial Shares, Inc., a Maryland corporation (the “Company”), with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), 19,684,700 shares of Company common stock issuable to the Selling Shareholders (as such term is defined in the Registration Statement) or their permitted assigns upon the conversion of shares of the Company’s voting Series C Convertible Noncumulative Perpetual Preferred Stock, nonvoting Series D Convertible Noncumulative Perpetual Preferred Stock and nonvoting Series E Convertible Noncumulative Perpetual Preferred Stock previously issued by the Company to the Selling Shareholders.

In the preparation of this opinion, we have reviewed originals or copies of such documents, corporate records, certificates of public officials and other instruments, and have conducted such other investigations of law and fact, as we have deemed necessary or advisable for purposes of our opinion.

In our examination, we have relied on the genuineness of all signatures, the authenticity of all documents and instruments submitted to us as originals, and the conformity to the originals of all documents and instruments submitted to us as certified or conformed copies. In addition, we have relied on the accuracy and completeness of all records, documents, instruments and materials made available to us by the Company.

Our opinion is limited to the matters set forth herein, and we express no opinion other than as expressly set forth herein. In rendering the opinions set forth below, we do not express any opinion concerning law other than the laws of the State of Maryland.

For purposes of this opinion, we have assumed that, prior to the sale of any Shares, the Registration Statement, as finally amended, will have become effective under the Act.

ATLANTA  AUGUSTA  CHARLOTTE  DENVER  DUBAI  NEW YORK  OAKLAND  RALEIGH  SAN DIEGO  SAN FRANCISCO  SEATTLE

SHANGHAI  SILICON  VALLEY  STOCKHOLM  TAIPEI  TOKYO  WALNUT   CREEK  WASHINGTON  WINSTON-SALEM

Board of Directors

Community Financial Shares, Inc.

June 19, 2013

Based upon and subject to the foregoing, it is our opinion that the Shares are validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the prospectus which is part of the Registration Statement. In giving such consent, we do not hereby admit that we are experts or are otherwise within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

KILPATRICK TOWNSEND & STOCKTON LLP

/s/ Edward G. Olifer
Edward G. Olifer, a Partner